Exhibit 10.12

CONFIDENTIAL TREATMENT – REDACTED COPY

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 24b-2, 200.80(B)(4) AND 230.406.

SUPPLY AGREEMENT

BY AND BETWEEN

DOOSAN INFRACORE CO., LTD

AND

PSI INTERNATIONAL, LLC

SUPPLY AGREEMENT

Ref No: DI-PSI-121107

This Agreement (the “Agreement”) was made and entered into this 11th day of December, 2007 (the “Effective Date”) by and between DOOSAN Infracore Co., Ltd. having its principal place of business at 7-11, Hwasu-dong, Dong-gu, Incheon, Korea (“SUPPLIER”) and PSI INTERNATIONAL, LLC, an Illinois limited liability company (“PSI”), having its principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191, United States (PSI and its affiliates shall collectively be referred to herein as “BUYER”).

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, unless otherwise specifically stated, the following terms shall have the meanings as defined in this Article 1:

(1) “Products” shall mean all the products only for Stationary Natural Gas application as defined in the Exhibit A.1 attached hereto including service parts and accessories therefore and subsequent and/or derivative models, which are manufactured and/or sold by SUPPLIER.

(2) “End Products” shall mean all the products which are manufactured and/or sold by BUYER using “Products”.

(3) “Territory” shall be as defined in the Exhibit A.2 attached hereto.

(4) “Dealer” shall mean any concerned party in Territory appointed and entrusted by BUYER in relation to sales and service of End Products.

ARTICLE 2

GRANT OF BUYER

Other than **, having its primary place of business in **, SUPPLIER appoints BUYER and BUYER accepts appointment as an exclusive buyer and distributor of Products within Territory. This exclusive rights granted to BUYER hereunder shall be limited only to the development, manufacture, production, marketing, sales and service of End Products within the Territory and shall not extend to any other businesses of SUPPLIER.

2.1 Other than products of General Motors, during the term of this Agreement, BUYER shall not, without the prior written consent of SUPPLIER, be concerned or interested, in the manufacture, production, importation, sale or advertisement of any goods in Territory which have the same displacement and are designed to perform same function as Products unless SUPPLIER is in breach of any term of this Agreement and/or fails to timely supply to BUYER with Products ordered hereunder in accordance with the terms hereof. If this provision or this Agreement is in or becomes into conflict with any other agreement to which BUYER and/or SUPPLIER or any of its affiliates is a party, the parties agree to negotiate in good faith modifications to this provision and this Agreement so as to eliminate such conflict.

2.2 SUPPLIER shall not appoint any other party for the promotion or sale of the Products in the Territory.

2.3 SUPPLIER shall not sell the Products directly in the Territory.

2.4 SUPPLIER shall not sell any Products to persons which either party hereto has reason to believe will distribute, directly or indirectly, such Products in the Territory.

2.5 SUPPLIER shall forward and refer to BUYER any and all inquiries and correspondence in connection with the Products to be used or sold in the Territory.

2.6 Buyer shall also have a right of first refusal to expand BUYERS’ exclusive rights in the Territory to include any new products manufactured by SUPPLIER that are similar in capacity, specification and performance to the Products with the same application. BUYER shall have a period of sixty (60) days to decide whether to exercise such right of first refusal and, if such right of first refusal is exercised the parties shall work together in good faith to amend this Agreement accordingly.

2.7 During the term of this Agreement, SUPPLIER shall not discontinue any Products that have been certified by BUYER (or are in process of being certified) without the prior written consent of BUYER. For all Products that are not certified (or not in process of being certified), SUPPLIER shall give BUYER at least 90 days’ prior written notice of SUPPLIER’S intent to discontinue any such Product and BUYER shall have the right to purchase the quantity of such Product that the BUYER deems necessary to fulfill all of its future needs.

2.8 SUPPLIER shall be entitled in its sole discretion to change or modify the design and/or manufacture of any of the Products at any time provided that SUPPLIER shall provide BUYER sixty (60) days’ prior written notice of any such change or modification but Buyer reserves the right to refuse any changing effect on certification or emission level of End Products, and in such case SUPPLIER shall continue manufacturing the Products.

ARTICLE 3

DUTIES OF BUYER

3.1 BUYER shall at all times during the continuance of this Agreement:

(a) Observe all applicable laws in the Territory in relation to the import of Products and the production, sales and service of End Products.

(b) Pay all expenses incurred by itself in connection with the import of Products and the sale of End Products in Territory and in fulfilling its obligations hereunder.

(c) Use any of SUPPLIER’S trademarks, logos, signs or other marks on its letter-headed paper, visiting cards, displays, advertising material, business documents, invoices, credit notes or any other written matter only as directed by SUPPLIER.

(d) Keep full and proper accounts and records showing clearly all transactions of BUYER in respect of Products

3.2 BUYER shall be responsible for sales, marketing, service training, distribution of service parts and warranty administration with respect to End Products sold in the Territory by BUYER.

3.3 In order to preserve and enhance the name and the reputation of SUPPLIER, BUYER shall discuss in advance with SUPPLIER all the matters relating to its advertising and marketing activities which involves the use of SUPPLIER’s trademarks and/or logos. Strictly subject to this, BUYER is hereby granted a royalty-free license and right to copy, distribute, and use any of SUPPLIER’s trademarks, service marks, or copyrighted materials on or in connection with the Products and/or the End Products and their distribution throughout the term of the Agreement. BUYER may, at its sole discretion, have the Products and/or End Products carry other trademarks or service marks (“Other Marks”) whether owned by BUYER or licensed through third parties. Any license to, title to, or ownership of any Other Marks or other intellectual property rights created, used or owned by BUYER in connection with the Products and/or End Products shall not be transferred to SUPPLIER under this Agreement or otherwise, and all rights and/or goodwill associated with such Other Marks or intellectual property rights in connection with End Product shall not inure to the benefit of SUPPLIER.

3.4 Within 14 days after the end of each of BUYER’s fiscal quarters, BUYER shall submit a written quarterly report to SUPPLIER concerning sales of the End Products in the Territory for such quarter.

3.5 BUYER shall use the Products only for development, sales, maintenance and/or service of End Products and shall not sell the Products itself to any third parties with and/or outside of territory.

3.6 BUYER shall not use the Products for mobile application such as automobile.

3.7 BUYER shall not use trademarks, logos, signs or other marks owned by SUPPLIER for End Products.

ARTICLE 4

ORDER AND DELIVERY

4.1 The order from BUYER to SUPPLIER for the purchase of any of products (“Order”) shall be given by BUYER in writing from time to time. All purchase orders submitted by BUYER to SUPPLIER shall be acknowledged by SUPPLIER by returning a Proforma Invoice matching the Purchase Order via fax or email to BUYER within seven (7) working days after receipt and upon delivery of such Proforma Invoice shall become binding upon SUPPLIER. No Order shall be binding upon SUPPLIER unless and until it has been accepted and confirmed in writing by delivery of a Proforma Invoice by SUPPLIER. SUPPLIER may refuse to accept any Order only if BUYER is in violation of Paragraph 4.5 below and SUPPLIER shall not be liable to BUYER in respect of any such refusal If SUPPLIER. refuses to accept any Order placed by BUYER hereunder, BUYER shall then be permitted to purchase the Products covered by such Order from any third party. Except as otherwise provided herein, no firm Order shall be cancelled or adjusted by either party without the written consent of the other party.

4.2 In the event of any conflict between this Agreement and any provision, term or condition set forth on any purchase order, acknowledgment, invoice or other document or communication or any provision, term or condition set forth on any purchase order, acknowledgment, invoice or other document or communication attempts to add, amend, modify or replace the terms and conditions of this Agreement with any different or additional terms or conditions, the provisions of this Agreement shall prevail.

4.3 Upon receipt of a purchase order from BUYER, SUPPLIER shall notify BUYER of the delivery date for the Products. If the delivery date notified by SUPPLIER is not acceptable or delivery of the Products to the common carrier is delayed [15] days or more past such date, BUYER may cancel the order for such Products by written notice to SUPPLIER and SUPPLIER and BUYER shall not be liable to the other party in respect of any such cancel. SUPPLIER shall maintain sufficient manufacturing capabilities for supplying the Products to BUYER and shall supply BUYER with those Products described in any purchase order which BUYER may issue from time to time.

4.4 SUPPLIER shall make its best endeavors to fulfill firm Orders for the supply of Products with all reasonable dispatch but SUPPLIER shall not be liable in any way for any loss of trade or profit suffered by BUYER in the event of delivery of Products being restricted, frustrated or delayed as a result of strike, riot, lockout, dispute, act or restraint of Government, export or import embargoes or restrictions, any force majeure or other cause outside the reasonable control of SUPPLIER and SUPPLIER may allocate supplies of Products as between buyers on such basis as it considers to be fair and reasonable in the event of there being shortages of supply or restrictions on delivery by reason of any of the matters referred to in this clause. SUPPLIER shall promptly notify BUYER in writing of the occurrence of any of the matters referred to in this clause, and upon receipt of such notice, BUYER shall have the option, in its sole discretion, to cancel any Order(s) affected thereby.

4.5 Forecasts. Prior to the first day of each month, BUYER shall furnish a written 90 day forecast for the Products which BUYER anticipates a need for in the period for which the forecast applies. BUYER will not be liable for any changes or inaccuracies in such forecast, which is to be used for planning purposes only.

ARTICLE 5

PRICE AND PAYMENT TO SUPPLIER

5.1 Except where otherwise agreed upon in writing by SUPPLIER and BUYER, the price payable for any Products shall be as stated on the attached Exhibit A.5. Such prices shall be firm through December 31, 2010. Such prices shall be on the basis of FOB shipping point pursuant to INCOTERMS 2000 of the International Chamber of Commerce. Prices are specified in U.S. dollars.

5.2 All payments for Products by BUYER to SUPPLIER shall be made by Telegraphic Transfer in Advance. According to EX/IM insurance limitation of SUPPLIER side, payment terms may change to net 60 days from the date the Products are shipped. In case of net 60 days payment terms, SUPPLIER shall promptly invoice BUYER for the price of the Products at the time of shipment and BUYER shall pay all conforming invoices in full within 60 days after the date the Products are shipped. All payments hereunder shall be made in $US dollars.

5.3 All payments due from SUPPLIER to BUYER for any reason are to be made to the BUYER within 60 days via Telegraphic Transfer unless other arrangements are made in advance and accepted in writing by the BUYER.

ARTICLE 6

PACKING, SHIPPING, CLAIMS FOR SHORTAGES, DELAYS OR DAMAGES

6.1 Packaging, Shipping and Delivery. SUPPLIER is responsible for all containers, preparation, labeling, packaging, country-of-origin marking, loading and handling (“Shipment Preparation”). All Shipment Preparation shall be in such a manner as to reasonably ensure transportation without damage, and be in accordance with specifications provided by BUYER and applicable law and standards for international shipments by sea. Shipping instructions for the Products shall be provided by BUYER and shall designate a carrier, destination, which may be a BUYER factory or warehouse, third-party warehouse facility, contracted dealer or distributor, or any combination of the above. All shipments shall be FOB pursuant to INCOTERMS 2000 of the International Chamber of Commerce. Bills of Lading, packing lists and other shipping documents specified by BUYER shall be forwarded to BUYER or BUYER’s freight forwarder as instructed by BUYER. SUPPLIER, at SUPPLIER’s expense, shall obtain all export licenses and export customs clearances for the Products necessary to ship the Products from Korea within the timeframes set forth in this Agreement.

6.2 Inspection, Acceptance, Claims and Risk of Loss. BUYER may, at its option and cost, inspect and test the Products at SUPPLIER’s manufacturing facility during normal business hours and/or at the point of first destination. All Products shall be received subject to BUYER’s inspection at BUYER’s designated North American facility. Responsibility for Products remains with SUPPLIER only so long as SUPPLIER shall have risk of loss under the delivery terms specified in Order; any claims for loss or damages occurring thereafter shall be made by BUYER direct to the carrier of the Products; provided, however, that the foregoing shall not diminish or invalidate SUPPLIER’S obligations under Section 6.1, and SUPPLIER shall package and ship Products in such manner as to reasonably insure transportation without damage. SUPPLIER shall reasonably cooperate with BUYER in presenting claims for shipping damage or other losses in transit. If BUYER shall have reason to believe it has any other claim against SUPPLIER for shortages or non-conforming Products, BUYER shall present such claim to SUPPLIER, as the case may be, in writing, with full details as to the basis and amount thereof, within thirty days after BUYER knows, or has reason to know, of the basis for such claim and SUPPLIER shall promptly work with BUYER to resolve the issue.

ARTICLE 7

ORGANIZATION AND FACILITY FOR SALES AND SERVICE

BUYER shall maintain a staff of salesmen and customer relations organization adequate for promotion and sales of the Products and shall employ a sufficient number of competent mechanics, electricians and electronic technicians adequate to meet the service requirements of the owners and/or the end users of the End Products in Territory and shall maintain facilities adequate to perform all required sales and services of the Products and/or End Products, in each case consistent with BUYER’s past practices. This requirement may be satisfied by the BUYER establishing qualified dealers in the territory.

ARTICLE 8

MARKETING AND ADVERTISEMENT

8.1 BUYER shall use its commercially reasonable efforts to promote sales of the Products throughout Territory.

8.2 BUYER shall demonstrate and exhibit End Products at trade shows or trade fairs in Territory as BUYER determines in its sole discretion and BUYER shall maintain the Products and/or End Products and the demonstration areas in good condition and keep open during normal trade show hours for promotion and display of End Products.

8.3 SUPPLIER will make available technical and marketing support materials which SUPPLIER may consider to be necessary without charge or at such reasonable charges as SUPPLIER determines.

ARTICLE 9

WARRANTY

The warranty responsibility of SUPPLIER as manufacturer and supplier of Products and the warranty service which SUPPLIER is required to perform hereunder shall be in accordance with “THE WARRANTY” as attached hereto as EXHIBIT B.

ARTICLE 10

INTELLECTUAL PROPERTY RIGHTS

10.1 BUYER hereby acknowledges that all patents, trademarks and other Intellectual property rights previously owned or subsequently developed by SUPPLIER that are used in or in connection with the Products (“SUPPLIER Intellectual Property Rights”) are and shall remain the sole property of SUPPLIER and BUYER shall not dispute or contest SUPPLIER’s rights or title thereto and shall (at SUPPLIER’s expense) take any step as SUPPLIER may reasonably request in order to preserve, renew or maintain the same on behalf of SUPPLIER. BUYER shall not have the right to use any Supplier Intellectual Property Rights except as permitted hereunder.

10.2 SUPPLIER hereby acknowledges that all patents, trademarks, certifications and other intellectual property rights previously owned or subsequently developed by BUYER that are used in, in connection with or are related to the End Products (“BUYER Intellectual Property Rights”) are and shall remain the sole property of BUYER and SUPPLIER shall not dispute or contest BUYER’s rights or title thereto and shall (at BUYER’s expense) take any step as BUYER may reasonably request in order to preserve, renew or maintain the same on behalf of BUYER. SUPPLIER shall not have the right to use any Buyer Intellectual Property Rights.

10.3 In any catalogues, price list or similar publication created by BUYER in which reference is made to any registered Supplier Intellectual Property Rights relating thereto, there shall be included in legible type a statement informing the reader in regards to the proprietorship of such registered Supplier Intellectual Property Rights as reasonably requested in writing by SUPPLIER.

10.4 In the event that BUYER discovers that any of the Supplier Intellectual Property Rights are being infringed by any third party, BUYER shall forthwith inform SUPPLIER of such infringement and shall assist SUPPLIER in taking any such steps as may be necessary to protect SUPPLIER’s trade marks or rights at SUPPLIER’s expense. In the event that SUPPLIER discovers that any of the Buyer Intellectual Property Rights are being infringed by any third party, SUPPLIER shall forthwith inform BUYER of such infringement and shall assist BUYER in taking any such steps as may be necessary to protect the Buyer Intellectual Property Rights at BUYER’s expense.

10.5 BUYER undertakes and agrees to indemnify SUPPLIER and hold it harmless against any loss, cost, claim, damage, action or proceeding suffered by SUPPLIER as a result of any actual or alleged infringement of any third party’s intellectual property rights where such infringement occurs by reason of any addition, alterations or adaptations made to the Products by BUYER (without the prior written authorization of SUPPLIER) after delivery.

10.6 SUPPLIER undertakes and agrees to indemnify BUYER and hold it harmless from and against any loss, cost, claim, damage, action or proceeding suffered by BUYER as a result of any actual or alleged infringement of any third party’s intellectual property rights where such infringement occurs by reason of or arises out of or relates to any feature or design and manufacture of the Products of SUPPLIER.

ARTICLE 11

NO AGENCY

11.1 This Agreement does not constitute the appointment of either party as the agent or legal representative of the other for any purpose whatsoever.

11.2 BUYER shall not incur any liability on behalf of SUPPLIER or in any way pledge or purport to pledge SUPPLIER’s credit or accept any order or make any contract binding upon SUPPLIER without prior written consent of SUPPLIER. SUPPLIER shall not incur any liability on behalf of BUYER or in any way pledge or purport to pledge BUYER’s credit or accept any order or make any contract binding upon BUYER without prior written consent of BUYER.

ARTICLE 12

TERM

12.1 This Agreement shall become effective on the Effective Date and shall remain effective for three (3) years (the “Initial Term”), unless terminated earlier pursuant to Article 13.2 hereof. After the Initial Term, this Agreement shall automatically renew for additional one (1) year terms unless and until either party gives the other party written notice at least 6 months prior to the end of the current term or a new written agreement is executed by both parties.

ARTICLE 13

TERMINATION

13.1 This Agreement may be terminated by either party upon written notice to the other party upon any of the following events:

(a) If the other party becomes insolvent or passes a resolution to go into voluntary liquidation or makes any assignment or arrangement for the benefit of its creditors or makes any composition with its creditors or suffers any winding up order to be made against it or suffers any distress or execution to be levied against any of its assets or if a receiver of all or part of its undertaking assets is appointed by any creditor or if any administrator is appointed or any administration order is made.

(b) If the other party provides intentionally false reports, statements, invoices, claims for reimbursements or any other intentionally false information or reports.

(c) If the other party commits any breach of the terms or conditions of this Agreement and such party fails to remedy such breach within sixty (60) days of being requested so to do by written notice from the non-breaching party describing in reasonable detail the breach under this Agreement to be cured.

13.2 If this Agreement is terminated for any reason whatsoever, the provisions of Articles 9, 10, 13, 14, 15, 17, 18, 19, 20, 21 and 22 hereof shall survive after expiration or termination of this Agreement. Expiration or termination of this Agreement for any reason shall not affect any liabilities or obligations of either party which have accrued at the date of expiration or termination or which by their nature survive expiration or termination.

13.3 BUYER understands and agrees that failure to fulfill Performance Objectives as defined in Exhibit A.4, such failure was not caused by the SUPPLIER refusing to accept Purchase Orders or failing to perform its responsibilities as defined herein, during the Initial Term shall constitute the material breach of this Agreement. Therefore, in case of such failure, SUPPLIER shall have the right to terminate this Agreement and BUYER shall have the right to continue purchasing Products on non-exclusive basis either directly from SUPPLIER or through the authorized SUPPLIER’s representative under the new prices and terms offered by SUPPLIER until the end of Initial Term.

ARTICLE 14

FORCE MAJEURE

In case the performance of this Agreement and all Orders accepted by SUPPLIER in writing hereunder are subject to (whether these affect SUPPLIER, its suppliers, any forwarding or other agent of SUPPLIER) strikes, labor disputes, lockouts, accidents, fires, delays in manufacture, transportation, or carriage or delivery of materials, floods, severe weather or other acts of God, embargoes, governmental actions, or the other circumstances beyond the reasonable control of SUPPLIER whether or not similar to the circumstances above mentioned, SUPPLIER shall not be liable for any loss or damage or any delay or failure to perform any of its obligations hereunder including, without limitation, the manufacture and / or delivery of the Products, under this Agreement or under any binding contract of the supply thereof wherever such loss, damage, delay or failure to perform is the result of such circumstances. SUPPLIER must promptly notify BUYER of a Force Majeure event in writing.

ARTICLE 15

NOTICE

Any notice, request, consent, offer or demand or required or permitted under this Agreement must be in writing and sent by a registered airmail, facsimile or e-mail to the address in the Exhibit A.3. Notices sent by letter shall be effective fifteen business days after sending, and notices sent by facsimile or e-mail shall be effective one business day after sending, unless otherwise agreed by the parties.

ARTICLE 16

WAIVER

The failure by either party to enforce any of the terms of this Agreement shall not constitute a waiver of that party’s right hereafter to enforce that or any other term of this Agreement.

ARTICLE 17

RIGHT OF THE PARTIES TO THIS AGREEMENT

This Agreement and all terms and conditions hereof shall be personal to the parties and shall be binding upon any successor in title to the parties and neither party may assign, charge, sub-contract or otherwise deal with any right or obligation under this Agreement without the prior written consent of the other party.

ARTICLE 18

GOVERNING LAW

18.1 This Agreement shall be governed by and construed in all respects in accordance with the law of the United Kingdom.

18.2 The parties will attempt to resolve all disputes relating to this Agreement by negotiating in good faith. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration before a single arbitrator in London, United Kingdom in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce, except as modified by this Agreement. The award rendered by the arbitrator(s) shall be final and binding upon both parties concerned and the parties consent to entry of a judgment upon such award in any court having jurisdiction thereof. The language of arbitration will be English. Notwithstanding the foregoing, each party acknowledges that the breach of any nondisclosure, confidentiality or similar obligation to the other party will result in irreparable injury to the nonbreaching party and agrees that the nonbreaching party will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights will be cumulative and in addition to any other rights or remedies to which the parties may be entitled.

ARTICLE 19

LIMITATION OF REMEDIES

Neither party shall be responsible for incidental, consequential or punitive damages except as expressly provided for in this Agreement. The remedies set forth in this Agreement are the sole and exclusive remedies for the other party’s breach of this Agreement.

ARTICLE 20

CONFIDENTIALITY

20.1 Each party acknowledges that all Confidential Information disclosed to it (the “Receiving Party”) by the other party (the “Disclosing Party”) pursuant to this Agreement shall at all times, both during and after any expiration or termination of this Agreement, remain the sole and exclusive property of the Disclosing Party, and the Receiving Party shall not acquire any proprietary or other interest therein. “Confidential Information” means knowledge and information, not generally known in the industry, which provides the Disclosing Party with a competitive advantage relating to its products, methods, processes, formulations, technology, sales methods, customer lists, customer usage and requirements and other confidential business information and trade secrets. Confidential Information includes, but is not limited to, the nature of the parties’ relationship and the terms of this Agreement, mailing lists, sales results, photographic images, drawings, specifications, proposals, marketing and sales plans, financial and cost information, pricing information and policies, computer programs, customer information and lists, strategic plans, methods, processes and techniques, personnel information and other similar confidential and proprietary information.

20.2 Except as necessary to its performance under this Agreement, the Receiving Party shall not, directly or indirectly, disclose or permit anyone to disclose any Confidential Information disclosed by the Disclosing Party, and shall carefully guard and keep secret all such Confidential Information. The Receiving Party shall make use of such Confidential Information only during the term of this Agreement and solely for the purpose of carrying out the intent of this Agreement. Upon any expiration or termination of this Agreement for any reason, the Receiving Party shall surrender to the Disclosing Party all documents embodying the Disclosing Party’s Confidential Information, including, but not limited to, plans, specifications, literature, samples. documents and all copies thereof.

20.3 The Receiving Party shall not be liable for disclosure to others of information disclosed to the Receiving Party by the Disclosing Party if the information: [a] can be demonstrated by documentary evidence to have been in the Receiving Party’s possession or available to the Receiving Party prior to the receipt of same from the Disclosing Party; [b] was received from a third party having no obligation to the Disclosing Party to hold the same in confidence; [c] can be demonstrated to have been generally known or generally available to the public prior to the date of the disclosure; [d] becomes generally known or generally available to the public through no act or failure to act on the part of the Receiving Party; or [e] is required to be disclosed under compulsion of any applicable law.

ARTICLE 21

ENTIRE AGREEMENT AND MODIFICATION

21.1 This Agreement constitutes the entire agreement between the parties hereto in relation to the subject matter hereof and shall be in substitution for all prior understanding agreements or arrangements (if any) between the parties in relation to such subject matter and each of the parties hereby acknowledges and agrees that save for any term expressly stated herein no reliance has been placed upon any other warranty or representation or any description given or made by either of the parties prior to the entry into this Agreement.

21.2 No modification, variation or amendment of any term of this Agreement or any document shall be effective unless it is in writing and has been signed by or behalf of both SUPPLIER and BUYER.

21.3 The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

ARTICLE 22

HEADING

This headings of the clauses contained in this Agreement are included for convenience and shall not be used in construing this Agreement.

ARTICLE 23

COUNTERPARTS AND CONTROLLING LANGUAGE

This Agreement may be executed in separate counterparts each of which, when signed, shall be assumed to be an original and each of such counterparts shall constitute the same agreement. This Agreement may be translated into other languages and in the event of conflict between this document in the English language and any version thereof in a different language, the English language version of this Agreement shall prevail.

IN WITNESS WHEREOF the undersigned parties have executed this Agreement as of the Effective Date.

DOOSAN INFRACORE CO., LTD.	PSI INTERNATIONAL LLC

/s/ Choi Won-Joon	/s/ Gary Winemaster
TITLE: Managing Partner	TITLE: President
NAME: Won-Joon, Choi	NAME: Gary Winemaster

EXHIBIT A

A.1	PRODUCTS

LONG BLOCK only for Stationary Natural Gas Application from 8.1L to 21.9L Displacement

Model	No. of Cyl	Disp (l)	BorexStroke (mm)

GE08TI Long block	L 6	8.1	111 x 139
GE12TI Long Block	L 6	11.1	123 x 155
GV158TI Long Block	V8	14.6	128 x 142
GV180TI Long Block	V10	18.3	128 x 142
GV222TI Long Block	V12	21.9	128 x 142

Long Block is not the complete engine. Performance and emissions level are not guaranteed by SUPPLIER.

A.2	BUYER’S SALES AND SERVICE TERRITORY

The United States of America, Canada and Mexico

A.3	NOTICE

To:	SUPPLIER, DOOSAN INFRACORE Co., Ltd. (Attn : W.T. Kim)

DOOSAN TOWER 23TH FL. 18-12, Euljiro-6Ga, Jung-Gu, Seoul, Korea 100-730

Tel) +82-2-3398-8524 Fax ) +82-2-3398-8509 email ) woongtae.kim@doosan.com

To:	BUYER, PSI INTERNATIONAL, LLC, (Attn : Gary Winemaster)

655 Wheat Lane, Wood Dale, Illinois 60191, United States

Tel) 630-350-9400 Fax ) 630-350-9900 email) gwinemaster@powergreatlakes.com

A.4	PERFORMANCE OBJECTIVES

YEAR	2007	2008	2009	2010

Quantity (Units)	30	500	750	1000

If, at the end of each year during the Initial Term of this Agreement, SUPPLIER reasonably determines that BUYER has failed to meet the Performance Objectives for the previous year period, SUPPLIER may provide BUYER with a written notice of such fact, and a reasonable opportunity of not less than ninety (90) days to meet such Performance Objectives. BUYER may contest the notice or SUPPLIER’s conclusions, by written response within thirty (30) days.

If BUYER does not reasonably cure a failure to meet Performance Objectives after the cure period set forth above, then SUPPLIER may terminate exclusivity under this Agreement but will continue to sell Products to BUYER in accordance with Article 13.3.

A.5	PRICE

(USD, FOB KOREAN PORT)

Model	PRICE IN 2007	PRICE IN 2008	PRICE IN 2009	PRICE IN 2010

GE08TI Long block	**	**	**	**
GE12TI Long Block	**	**	**	**
GV158TI Long Block	**	**	**	**
GV180TI Long Block	**	**	**	**
GV222TI Long Block	**	**	**	**

This pricing must be adjusted for the revised scope of supply before it can be approved.

SUPPLIER accept special deduction of USD **/unit for promotion and US08 developing cost up to 750 units and/or 2008 whichever comes first.

In case the exchange rate between US dollar and Korean Won changes more than by 3% from the date hereof, the price above shall be adjusted in consideration of such changes through the agreements between both parties.

In case the payment term changed in accordance with Article 5.2, SUPPLIER shall have the right to adjust the price based on the expenses and risk.

EXHIBIT B

Warranty Policy

SUPPLIER’s liability under this warranty shall be IN LIEU OF ALL OTHER LIABILITIES OF SUPPLIER for defect in material or workmanship of Products or ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, statutory or at common law WHICH DISTRIBUTOR HEREBY WAIVES. In no event shall SUPPLIER be liable for consequential or indirect damages regarding Products or End-Products.

Indemnification

Notwithstanding any other provisions in this Agreement, BUYER shall indemnify SUPPLIER and its subsidiaries and hold them harmless against and from any and all claims, damages, costs and expenses with respect to any loss of or damage to property, and any injury to or death of any person, arising out of or attributable to any use, application into other machines/systems or sale of the Products.

3rd Party’s Right

SUPPLIER shall in no event warrant the any use, application into other machines/ systems or sale of Products is free from infringement of any 3rd party’s right. BUYER shall indemnify SUPPLIER and its subsidiaries and hold them harmless against from any and all claims or actions against SUPPLIER or BUYER for infringement of any 3rd party’s right in connection with BUYER’s use, application into other machines/ systems of the Products.

1.	Special warranty for Long Blocks

A.	Definition of applications

i. Standby Power: Operation Hours: 500Hrs/Year maximum, No Overload is permitted, Maximum power is permitted for a maximum of 1 hour in a 12 hours and totally 25 hours in a year. Average Load will be a maximum of 70% of Standby power rating.

ii. Prime Power: Unlimited Hours, 10% Overload is permitted for a maximum of 1 hour in a 12 hour period, not to exceed 12 hours in a year. Average load will be a maximum of 70% of Prime power rating.

iii. Continuous Power: Unlimited hours, 100% Load.

B.	Warranty period for applications

i. Coverage is for the lesser of 1 year or 500 operating hours for standby power and or 2,000 operating hours for prime and continuous power from the date of delivery of the product to the fist end user of the Long Block whichever comes first.

C.	What is covered

i. SUPPLIER warrants durability defects only for Cylinder heads assembly.

ii. SUPPLIER warrants Products to be free from defects in material and workmanship.

iii. SUPPLIER warrants that Products are correctly machined and assembled.

D.	What is not covered

i. Any defect on other parts not supplied by SUPPLIER.

ii. Any consequential and/or indirect damage.

iii. Any defect and/or functional difficulty due to improper application as described in Section 1. A in this Exhibit B.

iv. Any defect and / or functional difficulty due to improper handling or unsatisfactory repair and maintenance.

v. Any defect and / or functional difficulty due to the parts replacement with non-genuine SUPPLIER’s service parts or non-equivalent in quality and design to genuine SUPPLIER’s service parts.

vi. Any defect and / or functional difficulty due to repair adjustment, service, or parts replacement by any personnel who are not authorized by SUPPLIER’s or BUYER’s trained employees.

vii. Any durability defects except cylinder head assembly.

viii. SUPPLIER will not pay for labor, transportation, accommodation and/or any consequential cost.

ix. Any defect and / or functional difficulty due to parts which SUPPLIER does not supply.

E.	Scope of Warranty

i. SUPPLIER provide new parts or pay the BUYER 120% of the part’s price.

F.	Others

i. SUPPLIER reserves the right to access Mastertrak and/or ECU data installed on End Product. BUYER should provide them as SUPPLIER’s request.

ii. Standby and/or Prime Power rating and any other conditions effect on the durability of Cylinder Head should be maintained within the limit set by SUPPLIER.

ADDENDUM TO THE SUPPLY AGREEMENT BETWEEN DOOSAN INFRACORE CO., LTD AND PSI INTERNATIONAL, LLC DATED DECEMBER 11, 2007

Effective December 27th, 2007, the parties to the agreement agree to replace paragraph 2.1 in the original agreement in its entirety with the following:

“Other than products of General Motors, during the term of this agreement, BUYER shall not, without prior written consent of SUPPLIER, be concerned or interested, in the manufacture, production, importation, sale or advertisement of any goods in Territory which, have the same displacement and are designed to perform same function as Products unless SUPPLIER is in breach of any term of this Agreement and/or fails to timely supply to BUYER with Products ordered hereunder in accordance with the terms hereof. If this provision or this Agreement is in or becomes into conflict with any other preexisting agreement to which BUYER and/or SUPPLIER or any of its affiliates is a party, the parties agree to negotiate in good faith modifications to this provision and this Agreement so as to eliminate such conflict.”

By:	/s/ Gary Winemaster	By:	/s/ Woong Tae Kim
Gary Winemaster		Woong Tae Kim
President		General Manager
Power Solutions International, LLC		Engine & Material BG.
Doosan Infracore Co., Ltd.

ADDENDUM

This Addendum (“Addendum”) is made and entered into this 30th day of September, 2008 by and between DOOSAN Infracore Co., Ltd. having its principal place of business at 7-11, Hwasu-dong, Dong-gu, Incheon, Korea (“SUPPLIER”) and PSI INTERNATIONAL, LLC, an Illinois limited liability company (“PSI”), having its principal place of business at 656 Wheat Lane, Wood Dale, Illinois 60191, United States (PSI and its affiliates shall collectively be referred to herein as “BUYER”).

WITNESSETH:

WHEREAS, the parties entered into a certain Agreement dated December 11, 2007 (the Agreement);

WHEREAS, Section A(4) Performance Objectives in Exhibit A in the Agreement, BUYER agreed to fulfill the Performance Objectives as listed below.

YEAR	2007	2008	2009	2010

Quantity (Units)	30	500	750	1000

However BUYER could not fulfill the Performance Objectives in 2008 due to delay of projects related to SUPPLIER’s engine which caused by the delay of development of the emissions certified engines.

WHEREAS, BUYER and SUPPLIER have agreed to resolve the matter, without admission of liability by either party.

NOW, THEREFORE, BUYER and SUPPLIER agree to modify the provision in the Agreement as follows:

1.	Performance Objectives:

Both parties agreed to modify the Performance Objectives as below.

YEAR	2008		2009	2010	2011

Quantity (Units)	70	*	400	600	**

*	2008 quantity is contingent upon the result of the order for GE08 x 20 units. Otherwise, 2008 will only be 50 units.

If, at the end of each year during the Initial Term of this Agreement, SUPPLIER reasonably determines that BUYER has failed to meet the Performance Objectives for the previous year period, SUPPLIER may provide BUYER with a written notice of such fact, and a reasonable opportunity of not less than ninety (90) days to meet such Performance Objectives. BUYER may contest the notice or SUPPLIER’s conclusions, by written response within thirty (30) days. If BUYER does not reasonably cure a failure to meet Performance Objectives after the cure period set forth above, then SUPPLIER may terminate exclusivity under this Agreement but will continue to sell Products to BUYER in accordance with Article 13.3.

2.	Price:

BUYER could not receive the special deduction due to low sales performance. SUPPLIER agrees to provide the special deduction of USD **/unit for promotion and US08 developing cost under the condition below.

(1) SUPPLIER agrees to provide the special deduction of USD **/unit up to 1st half of 2009.

(2) IF BUYER’s engine order exceeds 150 units in the 1st half of 2009, SUPPLIER will continue to provide the special deduction of USD **/unit up to remaining 250 units and/or 2009 whichever comes first.

3.	Payment Term

All payments for Products by BUYER to SUPPLIER shall be made by Telegraphic Transfer 60 days after B/L Date. However if BUYER’s order amount and/or unpaid amount exceeds USD 400,000, EX/IM insurance limitation of SUPPLIER side, then the Payment Term will be immediately changed to Telegraphic Transfer in Advance.

/s/ Gary Winemaster	/s/ Kilsoo Kim
By:	By: Kilsoo Kim
Title:	Title: General Manager
Power Solutions International, LLC	Engine & Material BG.
Doosan Infracore Co., Ltd.

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ADDENDUM B

This Addendum (“Addendum”) is made and entered into this 18th day of November, 2009 by and between DOOSAN Infracore Co., Ltd. Having its principal place of business at 7-11 Hwasu-dong, Dong-gu, Incheon, Korea (“SUPPLIER”) and PSI International, LLC, an Illinois limited liability company (“PSI”) having its principal place of business at 655 Wheat Lane, Wood Dale, IL 60191, United States (PSI and its affiliates shall collectively be referred to herein as “BUYER”).

WITNESSETH:

WHEREAS, the parties entered into a certain Agreement dated December 11, 2007 (the Agreement) and agreed Addendum dated September 30, 2008 (the Addendum).

WHEREAS, Article 2. GRANT OF BUYER in the Agreement, both parties agreed that the SUPPLIER appoints BUYER as an exclusive buyer and distributor of Products within Territory under the conditions that they fulfill the target volumes,

WHEREAS, Provision 1. Performance Objective in the Addendum, BUYER agreed to fulfill the Performance Objectives as listed below:

YEAR	2008	2009	2010	2011

Quantity (units)	70	400	600	**

WHEREAS, the BUYER has purchased 205 engines from January to October, of 2009 and there is a possibility that BUYER may not fulfill the performance objective in 2009.

However, SUPPLIER acknowledges and agrees the situation that BUYER’s target volume may not be fulfilled due to the global economic crisis which has gravely affected the manufacturing and industrial economy in the US.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, despite the BUYER’s performance in 2009, the SUPPLIER agrees and confirms that BUYER’s exclusivity rights shall remain valid and enforceable through 2011 even though the Performance Objectives in Provision 1 of the Addendum may not be met from 2009 - 2011.

By: /s/ Ken Winemaster	By: /s/ Kilsoo Kim
Ken Winemaster	Kilsoo Kim
Senior Vice President	General Manager
Power Solutions International, LLC	Engine & Material BG
Doosan Infracore Co., Ltd.

ADDENDUM

This Addendum (“Addendum”) Is made and entered into this 31 day of December, 2009 by and between DOOSAN Infracore Co., Ltd. having its principal place of business at 7-11, Hwasu-dong, Dong-gu, Incheon, Korea (“SUPPLIER”) and PSI INTERNATIONAL, LLC, an Illinois limited liability company (“PSI”), having its principal place of business at 665 Wheat Lane, Wood Dale, Illinois 60191, United States (PSI and its affiliates shall collectively be referred to herein as “BUYER”).

WITNESSETH:

WHEREAS, the parties entered into a certain Agreement dated December 11, 2007 (the Agreement) and agreed Addendum dated September 30, 2008 (the Addendum).

WHEREAS, Article 2. GRANT OF BUYER in the Agreement, both parties agreed that the SUPPLIER appoints BUYER as an exclusive buyer and distributor of Products within Territory under the condition to fulfill the target volume.

WHEREAS, Provision 1. Performance Objective in the Addendum, BUYER agreed to fulfill the Performance Objective as listed below.

YEAR	2008	2009	2010	2011

Quantity (Units)	70	400	600	**

WHEREAS, the BUYER has purchased 205 engines from January to October of 2009 and there is a possibility that BUYER could not fulfill the performance object in 2009.

However, SUPPLIER acknowledges and agrees the situation that BUYER’s target volume may not be fulfilled due to the global economic crisis which has gravely affected the manufacturing and industrial economy in US.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, despite the BUYER’s performance in 2009, the SUPPLIER agrees and confirms that BUYER’s exclusivity rights shall remain valid and enforceable through 2012 without volume commitment. The Supplier also agree to extend the development discount for the next 50 units purchased in 2010.

By: /s/ Ken Winemaster	By: /s/ Kilsoo Kim
Ken Winemaster	Kilsoo Kim
Senior Vice President	General Manager
Power Solutions International, LLC	Engine & Material BG.
Doosan Infracore Co., Ltd.

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